Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831

tel: 203 622 3131
fax: 203 622 6080

unitedrentals.com

United Rentals Board Acts Upon Special Committee Report

Company Provides Update on Restatements

GREENWICH, Conn. – January 26, 2006 – United Rentals, Inc. (NYSE: URI) today announced that the company’s board of directors has unanimously acted upon a report by the special committee of independent directors, which has been investigating matters relating to the previously disclosed SEC inquiry.

The committee’s report included findings relating to the accounting for certain minor sale-leaseback transactions from December 2000 to March 2002 and trade packages from the fourth quarter of 2000 through 2002:

•	The committee confirmed its preliminary conclusion that there were irregularities with respect to six minor sale-leaseback transactions, and the board approved the company’s previously announced plan to restate its results for those transactions.

•	The committee concluded that there were irregularities with respect to some trade packages which involved undisclosed inducements, as more fully described below. The company has concluded that disclosure, rather than restatement, for these transactions is appropriate. The committee accepted that view.

In addition, the committee also made findings regarding company practices in connection with equipment acquired in purchase business combinations between 1997 and August 2000, but did not conclude that a restatement was necessary. The company continues to review the appropriate accounting treatment of these practices in connection with the preparation of its restated historical financial statements.

Wayland Hicks, chief executive officer, said, “The report by our special committee represents a significant step forward for the company. By its actions today, the board has reaffirmed United Rentals’ commitment to the highest standards of conduct in our business, in the interests of our shareholders and for the thousands of dedicated employees who have enabled United Rentals to become the leader in our industry. The misconduct by some of our employees found by the committee is unacceptable. The company remains fully committed to cooperating with the SEC in its inquiry.”

Hicks further stated, “We are making progress toward finalizing our financial results for 2004. We have been working diligently on concluding the restatements for minor sale-leaseback transactions and also for items which are unrelated to the special committee’s review, including self-insurance reserves and income tax provisions.” These, and other items, are discussed below under Update on Restatements for Prior Periods.

Findings of the Special Committee

The special committee’s report to the board included the following findings, and the company has decided to take the actions indicated:

Minor Sale-Leaseback Transactions. The committee reviewed seven minor sale-leaseback transactions entered into between December 2000 and March 2002. Consistent with the preliminary conclusions previously reported, the committee concluded that the accounting for six of these transactions involved irregularities and that critical information associated with these transactions was concealed from the company’s auditors. These six transactions accounted for reported gross profit of $12.2 million, $20.2 million and $1.0 million in 2000, 2001 and 2002, respectively. The committee concluded that the company improperly recognized revenue from these transactions, and that the impact on quarterly earnings per share during the relevant quarters ranged from $.01 to $.08. As previously announced, the company expects to restate its results for applicable periods for these six transactions. The effect of restating for these transactions is described below under Update on Restatements for Prior Periods.

Trade Packages. The committee reviewed a number of “trade package” transactions in which the company sold used equipment to certain suppliers at prices that may have included a premium above fair value. The committee found that, during the period from the fourth quarter of 2000 through 2002, in order to induce these suppliers to buy used equipment at premium prices, the company made commitments or concessions to suppliers. During this period, all sales of used equipment to these suppliers (which includes all trade package transactions) generated total revenues of $38 million and gross profits of $9 million. The committee found that the commitments or concessions to suppliers were not disclosed and that the company improperly recognized revenue from the transactions involving the undisclosed inducements. The committee further found that, as a result of instructions given by certain former employees, documents were not created that would have permitted the linkage of the sales and inducements. As a result, the true nature of certain of these transactions was concealed. Because of this lack of documentation, the company is unable to determine the portion of the $9 million gross profit recognized in connection with trade packages with these suppliers between 2000 and 2002 that was improperly recognized. The company determined that, under the circumstances, disclosure rather than a restatement of its results for these periods is appropriate. The committee accepted the company’s conclusion.

The committee concluded that, based on the evidence it reviewed, the practices regarding minor sale-leaseback transactions and trade packages described above appear to have been directed by the company’s two former chief financial officers. Both of these individuals, who are no longer with the company, declined to cooperate with the committee’s investigation.

Purchase Accounting. The committee considered the company’s historical practices concerning its accounting for purchase business combinations. The primary focus of this inquiry was the company’s historical practices concerning the valuation of rental equipment acquired in purchase business combinations and the practice of recognizing profit on sales of this equipment within one year of its acquisition. These practices remain under review by the company in connection with the preparation of its restated historical financial statements.

With respect to the company’s practices in valuing equipment acquired in purchase business combinations, the committee concluded that certain of these practices were not adequate between 1997 and August 2000. These included, among other things, the use of inconsistent valuation methodologies, some of which were reflected in memoranda that were not provided to or reviewed by the company’s auditors, suggestions contained in those memoranda that improper methods of valuation be used (although the committee did not find evidence that such improper methods were generally applied), inadequate supervision of personnel, inadequate coordination with providers of outside valuations and apparent confusion on the part of one of those providers. Because it was unable to validate the company’s reported depreciation expense for, and income recognized on, sales of equipment acquired in purchase business combinations, the committee concluded that certain company personnel (whom the committee was unable to identify) may have sought to manipulate opening balance sheet values for equipment acquired in purchase business combinations by causing them to be understated and that these opening balance sheet values may have been understated by an amount the committee was unable to determine. Notwithstanding deficiencies in the company’s historical valuation process as it relates to purchase business combinations, the company does not believe a restatement is required and believes that its financial statements from and after 2002 are materially correct with respect to the effect of equipment valuations. The committee did not recommend a restatement with respect to this matter.

With respect to the company’s practice of recognizing profit on sales of equipment within one year of its acquisition in a purchase business combination, the committee reviewed the company’s accounting practices. The committee, which recognized that accounting professionals could differ on this issue, did not conclude that the company’s policy on this matter was incorrect. The company and its auditors continue to believe that the accounting policy of recognition of profit on these sales is correct.

The committee also considered whether the company had properly accounted for intangible assets when it accounted for purchase business combinations. The committee found no error regarding the historical treatment of intangible assets. The company continues to review this subject in connection with the preparation of its restated historical financial statements.

Actions Directed by the Board of Directors

Based upon recommendations by the special committee, the board directed a number of actions to address issues identified by the committee. These include the development and distribution of an acquisition accounting manual; development of a plan to centralize control of document retention; creation of more definitive job descriptions for corporate positions and more specific responsibilities for executives; scheduling of additional regular meetings between the chairman of the Audit Committee and the chief financial officer and the independent auditors; issuance of a policy statement clarifying the company’s position regarding circumstances, if any, and requisite procedures, where sales to vendors may involve the company’s forgoing marketing allowances or agreeing to other vendor incentives; potential establishment of regular schedules for package sales of equipment; issuance of a policy regarding package sales of equipment and sales to vendors; evaluation of potential claims against certain former company personnel; consideration by the Nominating and Corporate Governance Committee of designating a lead independent director and a review of executive employment agreements to standardize agreements with appropriate terms.

The committee also reviewed with the board evidence regarding the conduct of a number of current company employees. On the committee’s recommendation, the board directed the company to remove its corporate controller and principal accounting officer and its vice president – finance from their positions, although there was no finding of intentional wrongdoing on the part of these individuals. In addition, on the committee’s recommendation, the board directed the company to dismiss two employees. Also, three other employees are receiving written reprimands. The committee also considered the actions of the company’s chairman and its chief executive officer and did not find wrongdoing on their part.

About the Special Committee

The special committee is composed of four independent directors assisted by independent counsel who employed independent forensic accountants. The committee noted that its work and conclusions were limited in some respects by, among other things, a lack of cooperation from some former company personnel, the condition of the company’s historical records and the lapse of time since the transactions under review occurred.

Update on Restatements for Prior Periods

Minor Sale-Leaseback Restatement Expected

As discussed above, the company expects to restate its results to correct the accounting for six minor sale-leaseback transactions which occurred between December 2000 and March 2002. The company’s preliminary estimate of the impact on previously reported pre-tax income for the four years ended December 31, 2003 is as follows ($ in millions):

Year Ended December 31,	Increase/(Decrease) in Pre-tax Income (Loss)
2000	$(12.2)
2001	(19.4)
2002	3.4
2003	17.0

In addition to the minor sale-leaseback restatement, the company has determined that it is appropriate to make certain other restatements unrelated to the special committee’s report. Those restatements are as follows:

Update on Self-Insurance Reserve Restatement

The company previously announced that it expects to restate its financial statements for the years 2000 through 2003 and the first nine months of 2004 to correct the expense associated with the self-insurance reserve. The company estimates that this expense was overstated by approximately $38.5 million and $8.1 million in 2004 and 2003, respectively, understated by $13.3 million in 2002 and understated by $40.7 million in the aggregate in 2001 and prior years.

Update on Income Tax Restatement

The company also previously announced that it expects to restate its financial statements for years prior to 2004 to correct the provision for income taxes. The income tax provision was understated by approximately $0.2 million and $10.4 million in 2004 and 2003, respectively, and understated in 2002 and prior years, in the aggregate, by approximately $7.1 million.

Equipment Rental Revenue Restatement Expected

The company has historically recognized equipment rental revenue based on the minimum amounts that are due and payable under the terms of its applicable rental contracts. The company has determined that it should recognize equipment rental revenue on a straight-line basis and intends to restate its financial statements accordingly. The company’s preliminary estimate of the impact on previously reported equipment rental revenues for the four years ended December 31, 2004 is as follows ($ in millions):

Year Ended December 31,	Previously Reported Equipment Rental Revenues	Increase/(Decrease) in Equipment Rental Revenues	Percent Change
2001	$2,212.9	$3.2	0.14%
2002	2,154.7	(2.7)	(0.13)
2003	2,177.5	(1.5)	(0.07)
2004	2,302.2	(6.8)	(0.30)

The company also expects to adjust preliminary quarterly results for 2005 to reflect the recognition of equipment rental revenue on a straight-line basis.

Operating Expense Reclassification

The company has determined that $88 million of costs for the year ended 2003 previously classified below operating income should be reclassified and included in operating income. This amount primarily represents the amount in excess of the fair value related to the buy-out of equipment under operating leases. The company expects to reflect this reclassification in its restated financial statements. This reclassification will have no impact on 2003 net income or earnings per share.

Update on the SEC Inquiry

The previously announced SEC inquiry of the company is ongoing and the company is continuing to cooperate fully with the investigation. As previously stated, this inquiry appears to relate to a broad range of the company’s accounting practices and is not confined to a specific period.

Caution on Historical Financial Statements

In view of the expected restatements described above, investors are cautioned not to rely on the company’s historical financial statements.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 740 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.96 billion. United Rentals is a member of the Standard

& Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Connecticut. Additional information about United Rentals is available at unitedrentals.com.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) the audits of the company’s 2004 and 2005 results have not yet been completed and, accordingly, previously announced data for these periods or portions thereof are preliminary and subject to change, (2) the evaluation and testing of the company’s internal controls over financial reporting have not yet been completed and additional material weaknesses may be identified, (3) the company may incur significant expenses in connection with the SEC inquiry of the company, the related internal review and the class action lawsuits and derivative actions that were filed in light of the SEC inquiry, (4) there can be no assurance that the outcome of the SEC inquiry or internal review will not require changes in the company’s accounting policies and practices, restatement of financial statements, revisions of preliminary results or guidance, and/or otherwise be adverse to the company, (5) the SEC inquiry is ongoing, and there is no assurance that the SEC or its staff will concur with the conclusions of the special committee or the company, (6) the company may be unable to deliver financial statements and/or make SEC filings within the time period required by its lenders or the indentures governing various securities, as amended, (7) the company may not be able to file its 2004 10-K by March 31, 2006 (the expiration date of an extension granted by the New York Stock Exchange), in which case the Exchange will initiate suspension and delisting procedures, and (8) the estimated impact of expected restatements is preliminary and may change based upon additional analysis by the company or its auditors. Certain of these risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the SEC. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

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Contact:

Chuck Wessendorf

VP, Investor Relations and

Corporate Communications

United Rentals, Inc.

(203) 618-7318

cwessendorf@ur.com